EXHIBIT 10.1
[Steelcase Inc. Letterhead]

November 12 , 2013

Eddy Schmitt
901 44th Street, SE
Grand Rapids, MI 49508

Dear Eddy,

Steelcase will provide you and your family with round trip coach class airfare once per year to return to France. Ground transportation, hotel and meals are not eligible for reimbursement. This benefit will be provided for your children until the age of 18.

In the event of family emergency, Steelcase will provide airfare for you and your family.

Sincerely,

/s/ Laurent Bernard
Laurent Bernard
Vice President, Global Talent Management
Steelcase Inc.

I accept and agree to the terms offered in this letter.

/s/ Eddy Schmitt	November 19, 2013
Eddy Schmitt	Date